EXHIBIT 99.2

                   Sunwin International Neutraceuticals, Inc.
                 Announces Stock Symbol Change and Forward Split

BOCA RATON, FL--(MARKET WIRE)--Jul 27, 2004 -- Sunwin International Neutraceuticals, Inc. (OTC BB:SUWN.OB - News) announced today its stock symbol is changed from (OTC BB:NUSA.OB - News) to SUWN starting on July 27, 2004.


The forward split, which will take the form of a dividend, will be paid to stockholders of record at the close of business on July 27, 2004. Each stockholder of record, at the close of business on July 27, 2004 will receive five additional shares of common stock for each share of common stock held. Stockholders are not required to tender their existing stock certificates to participate in the forward stock split. The common stock will commence trading on a post-split basis on Wednesday July 28, 2004. Stockholders are not required to tender their existing stock certificates in connection with either the name change or forward split.

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. (Sunwin) is conducting business in China through it subsidiary Shandong Qufu Natural Green Engineering Company, Limited ("Company"). The Company, based in the province of Shandong, is engaged in the areas of essential traditional Chinese medicine, 100 percent organic herbal medicine, natural sweetener (beet sugar), and veterinary medicine and feed, prepared from 100 percent organic herbal ingredients.

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.